Exhibit 99.B(g)

AMENDMENT TO THE

MUTUAL FUND CUSTODY AGREEMENT

AMENDMENT made as of January 1, 2008, between The Victory Variable Insurance Funds (the “Trust”), a Delaware statutory trust, having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, on behalf of its Funds, and KeyBank National Association (the successor to Key Trust of Ohio, N. A.), a bank chartered under the laws of the United States, having its principal office at 127 Public Square, Cleveland, Ohio 44114-1306 (the “Custodian”) to the Mutual Fund Custody Agreement dated October 16, 1998 (as amended and in effect on the date hereof, the “Agreement”).

WHEREAS, the Trust and Custodian reserve the right to amend the Agreement;

WHEREAS, the Trust and Custodian wish to amend Attachments B to the Agreement;

WHEREAS, capitalized terms not defined in this Amendment are used as defined in the Agreement;

NOW, THEREFORE in consideration of the covenants contained in this Amendment, the Trust and the Custodian hereby amend Attachment B of the Agreement to read as set forth on the form attached hereto:

IN ALL OTHER RESPECTS, the Agreement is hereby satisfied, confirmed and continued.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

THE VICTORY VARIABLE INSURANCE FUNDS, on behalf of the Funds, individually and not jointly

By:	/s/ David C. Brown
David C. Brown
President

KEYBANK NATIONAL ASSOCIATION

By:	/s/ John C. Barber
Name: John C. Barber
Title: Senior Vice President

Attachment B

Custody Service Fees

For the services as described in this Agreement, each Fund of the Trusts listed on Attachment A hereto shall pay a custody safekeeping fee and custody transaction fees as follows:

Domestic Custody Safekeeping Fees

0.0150% (1.5 basis points) on the first $10 billion of assets of the Funds

0.0113% (1.13 basis points) on amounts from $10 billion to $12.5 billion

0.0025% (0.25 basis points) on Fund assets above $12.5 billion

Domestic Custody Transaction Fees

$4.00 per DTC or Fed Book Entry transaction

$15.00 per physical transaction

$20.00 per future or option wire

$4.00 per Government Paydown

$3.00 per wire transfer

Global Custody Safekeeping Fees

To be negotiated if necessary in the future

Global Custody Transaction Fees

To be negotiated if necessary in the future